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                          EPSTEIN BECKER & GREEN, P.C.

                                ATTORNEYS AT LAW

                                 RESURGENS PLAZA
                     945 EAST PACES FERRY ROAD, SUITE 2700
                             ATLANTA, GA 30326-1380
                                  404.923.9000
                                FAX: 404.923.9099
                                   EBGLAW.COM

                                  July 12, 2006

Network Communications, Inc.
2305 Newpoint Parkway
Lawrenceville, Georgia 30043
(770) 962-7220

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special legal counsel to Network Communications, Inc., a Georgia corporation (the "Issuer"). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $175,000,000 in aggregate principal amount of the Issuer's 10 3/4% Senior Notes due 2013, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 2, 2006, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

         The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of November 30, 2005, among the Issuer and Wells Fargo Bank, National Association, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer's outstanding 10 3/4% Senior Notes due 2013 (the "Old Notes"), of which $175,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

         In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Issuer with respect to the issuance of the Exchange Notes (being specifically those resolutions referenced in clause (v) below), (ii) the Indenture, (iii) the Registration Statement, (iv) the Registration Rights Agreement, dated as of November 30, 2005, by and among Network Communications, Inc., Credit Suisse First Boston LLC and TD Securities (USA) LLC, relating to the Old Notes, (v) a copy of the resolutions adopted by the Board of

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            EPSTEIN BECKER GREEN WICKLIFF & HALL, P.C. IN TEXAS ONLY

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Network Communications
July 12, 2006
Page 2 of 3


Directors of the Issuer dated November 23, 2005, (vi) the Articles of Incorporation of National Real Estate Magazine Network, Inc., as filed with the Georgia Secretary of State on July 7, 1980, (vii) Articles of Amendment dated March 8, 1982 amending the name of National Real Estate Magazine Network, Inc. to Network Publications, Inc., (viii) Amendment to Articles of Incorporation dated April 3,1992 amending Article V of the Articles of Incorporation of Network Publications, Inc., (ix) Amendment of Articles of Incorporation dated September 21, 1993 amending Article V of the Articles of Incorporation of Network Publications, Inc., (x) Certificate of Merger of Network Marketing Group, Inc. into Network Publications, Inc. dated December 28,1993, (xi) Amendment to Articles of Incorporation dated November 17,1998 amending the name of Network Publications, Inc. to Network Communications, Inc. (xii) Certificate of Merger of Hughes Holdings, Inc. into Network Communications, Inc. dated June 28, 2002, (xiii) Certificate of Merger of Gallarus Media, Inc. into Network Communications, Inc. dated June 28, 2002, (xiv) Certificate of Merger of Black's Holdings, Inc. into Network Communications, Inc. dated September 26, 2002, (xv) Certificate of Merger of Black's Guide, Inc. into Network Communications, Inc. dated January 3, 2003, (xvi) Certificate of Merger of NCI Development Corporation into Network Communications, Inc. dated April 1, 2004, (xvii) By-Laws of the Issuer certified as such by the Chief Executive Officer and Secretary of the Issuer, Daniel McCarthy, by Secretary's Certificate dated as of November 30, 2005 and (xviii) the Issuer Unanimous Written Consent of Directors in Lieu of Meeting of Board of Directors, dated as November 30, 2005.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.

         Our opinions on every legal issue addressed in this letter are based exclusively on the internal laws of the State of Georgia.

         Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

         Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by the Issuer and the Exchange Notes have been duly authorized by the Issuer.

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Network Communications
July 12, 2006
Page 3 of 3


         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

                                         Sincerely,


                                         /s/ Epstein Becker & Green, P.C.
                                         --------------------------------
                                         Epstein Becker & Green, P.C.